SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 16, 2004

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

The following information was furnished to potential investors in connection with our proposed private placement of senior notes due 2015 and is deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Preliminary Fourth Quarter 2004 and Full Year 2004 Information

Our 2004 fiscal year ended on November 28, 2004. We are in the process of finalizing our results for this period, performing our internal review and being audited by our independent auditors. We expect to release our fourth quarter and full-year 2004 earnings in mid-February 2005, when we expect to file with the SEC our Annual Report on Form 10-K.

Based on preliminary data, we believe we increased our profitability, stabilized our sales and improved our margins in 2004. We believe our net sales for fiscal year 2004 were approximately the same in comparison to fiscal year 2003 (lower than fiscal year 2003 net sales on a constant currency basis). We believe our gross profit increased as compared with 2003.

On a quarterly basis, we believe our gross profit in the fourth quarter of 2004 increased as compared to the same period in the prior year, and our gross margin in the fourth quarter was substantially consistent with our gross margin for the nine months ended August 29, 2004.

During 2004 we continued initiatives under way to improve our operational performance and profitability. Those actions included refining our go-to-market process, reducing our overhead expenses and lowering our sourcing costs. In addition, we made strategic decisions to focus our sales in the United States on core channels and core products to strengthen the bottom line. This included exiting unprofitable and underperforming product categories and reducing sales of off-price and closeout merchandise. At the same time, we continued to upgrade our core products. We believe that we have highly competitive jeanswear and khaki ranges in the market worldwide.

In the United States, our product rationalization efforts generated stronger margins and improved profitability for the Levi’s® brand despite lower sales in 2004. We continued to grow share in the U.S. mass channel with the Levi Strauss Signature™ brand. We believe we accomplished this growth in the mass channel without experiencing significant cannibalization of our Levi’s® brand.

Our European business also benefited from a cost-savings program and our introduction of the Levi Strauss Signature™ brand in the value channel, as well as the repositioning of the Levi’s® brand in the premium end of the jeans segment, which included rationalizing the product line. Our Asia Pacific business continued to deliver revenue growth driven in part by the success of 501® jeans and a new line of products for women in 2004.

Our Dockers® brand experienced substantially lower sales in 2004. In the United States, the brand maintained market share in men’s pants, its largest consumer segment. We are focused on stabilizing our Dockers® men’s sales and revamping our women’s business. We took steps to revitalize our Dockers® brand worldwide, including making changes in our European business intended to improve financial performance.

We believe that our selling, general and administrative expenses in the fourth quarter of 2004 increased as compared to the same period in the prior year. We believe our advertising spending as a percentage of net sales was significantly higher in the fourth quarter than in the first nine months of 2004 and that full year 2004 advertising spending was also higher as compared to 2003 both in the aggregate and as a percentage of net sales. We also believe our cost reduction and operational initiatives in 2004 should result in reduced selling, general and administrative expenses as a percentage of net sales and improved operating margins in 2005.

We caution you that our discussion above is preliminary and our reported results may differ from these expectations and such differences could be material.

ITEM 8.01 Other Events

The following information was furnished to potential investors in connection with our proposed private placement of senior notes due 2015 and is deem to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Litigation Update

Wrongful Termination Litigation.    On December 7, 2004, plaintiffs requested, and we agreed to, a stay of their state court action in order to first proceed with their action in the U.S. District Court for the Northern District of California, San Jose Division, Case No. C-04-01026. The parties are in the process of documenting that agreement. We are vigorously defending these cases and are pursuing our related cross-complaint against the plaintiffs. We do not expect this litigation to have a material impact on our financial condition or results of operations.

Class Actions Securities Litigation.    On July 15, 2004, we filed a motion to dismiss this action. The matter came before the court on October 15, 2004, and, after oral argument had concluded, the court took the matter under submission. The court has not yet issued a ruling. We cannot currently predict the impact, if any, that this action may have on our financial condition or results of operations.

For further information related to these cases, see “Item 3—Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended November 28, 2003 and “Part II—Item I—Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended August 29, 2004.

Updated Risk Factors

Risks Relating to our Substantial Debt

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the notes.

As of August 29, 2004, after giving effect to this offering and the application of the gross proceeds from this offering to refinance a portion of our 2006 notes, as described under “Use of Proceeds”, our total debt was approximately $2.3 billion and we had approximately $275.0 million of additional borrowing capacity under our revolving credit facility. See “Use of Proceeds” and “Capitalization”. Our substantial debt could have important adverse consequences to you. For example, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes and our other financing arrangements, including our senior secured term loan, our senior secured revolving credit facility, the 7.00% senior notes due 2006 that we do not refinance with the gross proceeds of this offering, our 11.625% senior notes due 2008 and our 12.25% senior notes due 2012;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

The majority of borrowings under our senior secured term loan and senior secured revolving credit facility are, and will continue to be, at variable rates of interest. As a result, increases in market interest rates may require a greater portion of our cash flow to be used to pay interest.

Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot assure that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations or to successfully execute our business strategy.

Restrictions in the notes indenture, our other notes indentures and our 2003 senior secured term loan and senior secured revolving credit facility may limit our activities.

The indentures relating to the notes and our senior unsecured notes due 2006, 2008 and 2012, our Yen-denominated Eurobond, and our senior secured term loan and senior secured revolving credit facility contain restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, prepay specified debt, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, make capital expenditures, and enter into transactions with affiliates. We also are required to meet a leverage ratio under the terms of our senior secured term loan and, in certain circumstances, a fixed charge coverage ratio under our senior secured revolving credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete with companies not similarly restricted. In particular, these restrictions, in combination with our leveraged condition, could limit our ability to restructure our business or take other actions that require additional funds or that cause us to incur charges or costs that adversely affect our compliance with our leverage and fixed charge coverage ratio covenants.

If we are unable to service our indebtedness or repay or refinance our indebtedness as it becomes due, we may be forced to sell assets or we may go into default, which could cause other indebtedness to become due, result in bankruptcy or an out-of-court debt restructuring, preclude full payment of the notes and adversely affect the trading value of the notes.

Our 7.00% notes due 2006 mature on November 1, 2006, our senior secured revolving credit facility matures on September 29, 2007, our notes due 2008 mature on January 15, 2008, our senior secured term loan matures on September 29, 2009, and our notes due 2012 mature on December 15, 2012. The term loan agreement requires us to refinance, repay or set aside funds to repay our notes due in 2006 and 2008 not later than six months prior to their respective maturity dates, failing which the maturity of the term loan is accelerated to a date three months prior to the scheduled maturity dates of the 2006 or the 2008 notes, respectively. If we fail to satisfy the 2006 notes refinancing requirement, the balance outstanding under our senior secured term loan will become due on August 1, 2006. Giving effect to scheduled principal payments, this balance is scheduled to be $487.5 million on that date. If we fail to satisfy the 2008 notes refinancing requirement, the balance outstanding under our senior secured term loan will become due on October 15, 2007. Giving effect to scheduled principal payments, this balance is scheduled to be $481.3 million on that date. The revolving credit facility agreement contains a similar note refinancing requirement with respect to the 2006 notes, except that the consequence of a failure to repay the notes is a breach of covenant, not early maturity. We may also satisfy this requirement under the revolving credit facility if we reserve cash or have borrowing availability under the revolving credit facility sufficient to repay the 2006 notes and, after giving effect thereto, maintain $150.0 million of borrowing availability under the revolving credit facility.

If we are unable to pay interest on our indebtedness when due, or to repay or refinance the principal amount of our indebtedness when due, we will go into default under the terms of the documents governing such indebtedness, including the indenture governing the notes. If that happens, the holders of the notes and of our other indebtedness could elect to declare all of the indebtedness due and payable and, in the case of the revolving credit facility, terminate their commitments. Prior to or after these defaults, the holders of our indebtedness could exert pressure on us to sell assets or take other actions, including the initiation of bankruptcy proceedings or the commencement of an out-of-court debt restructuring, which may not be in the best interests of the company or holders of our notes. If we attempt an asset sale, whether on our own initiative or as a result of pressure from holders of our indebtedness, we may not be able to complete a sale on terms acceptable to us. For example, in May 2004 we began to explore the sale of our Dockers® casual clothing business. We took this action because we believed a sale would help us substantially reduce our debt, improve our capital structure and focus our resources on our other brands. On October 18, 2004, after evaluating the offers we received, we announced that we had decided to keep the brand.

In addition, we may decide to initiate a bankruptcy or restructuring or to effect another type of transaction if we believe it would be in the company’s best interest to do so. There can be no assurance that the notes would be repaid in these circumstances. Any default under our indebtedness, or the perception that we may go into default, would also adversely affect the trading value of the notes.

Because the notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the notes if a default occurs.

The notes are general unsubordinated unsecured obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our senior unsecured notes due 2006, 2008 and 2012. The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of August 29, 2004, after giving effect to this offering and the application of the gross proceeds from this offering to refinance a portion of our 2006 notes, as described under “Use of Proceeds”, we had approximately $2.3 billion of debt, of which approximately $573.1 million was secured by most of our assets, including our trademarks, our U.S. receivables and inventories, the assets and stock of our U.S. subsidiaries, and majority positions in shares of many of our non-U.S. subsidiaries.

Because our senior secured term loan and senior secured revolving credit facility are secured obligations, failure to comply with their terms or our inability to pay our lenders at maturity would entitle those lenders immediately to foreclose on most of our assets, including our trademarks and the capital stock of all of our U.S. and most of our foreign subsidiaries, and the assets of our material U.S. subsidiaries, which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of the notes.

The notes are also structurally subordinated to all obligations of our subsidiaries since holders of the notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As of August 29, 2004, the liabilities of our subsidiaries were approximately $668.7 million. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our senior secured term loan and senior secured revolving credit facility, or are not owned by us, such as our Japanese and Turkish subsidiaries. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under the notes.

We conduct our foreign operations through foreign subsidiaries, which accounted for approximately 45% and 41% of our net sales during the nine months ended August 29, 2004 and in fiscal 2003, respectively. As a result, we depend upon funds from our foreign subsidiaries for a portion of the funds necessary to meet our debt service obligations, including payments on the notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we will be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

Our ability to obtain new financing and trade credit and the costs associated with a new financing and trade credit may be adversely affected by downgrades or other changes in our credit ratings.

The credit ratings assigned to our indebtedness may affect both our ability to obtain new financing and trade credit and the costs of this financing and credit. Although ratings downgrades do not trigger any material obligations or provisions under our financing or other contractual relationships, it is possible that rating agencies may downgrade our credit ratings or change their outlook about us (as they did in late 2003), which could have an adverse impact on us. For example, if our credit ratings are downgraded, it could increase our cost of capital, make our efforts to raise capital or trade credit more difficult and have an adverse impact on our reputation.

Risks Relating to the Industry in Which We Compete

Our sales are heavily influenced by general economic cycles.

Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be correlated with the level of consumer spending on discretionary goods. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions or increases in interest rates, or acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

Intense competition in the worldwide apparel industry could reduce our sales and prices.

We face a variety of competitive challenges from other domestic and foreign jeanswear and casual apparel marketers, fashion-oriented apparel marketers, athletic and sportswear marketers, specialty retailers and retailers of private label jeanswear and casual apparel products, some of which have greater financial and marketing resources than we do. We compete with these companies primarily on the basis of:

•	developing products with innovative fits, finishes, fabrics, styles and performance features;

•	anticipating and responding to changing consumer demands in a timely manner;

•	offering attractively priced products;

•	maintaining favorable brand recognition;

•	generating competitive margins and inventory turns for our retail customers by providing market-right products and executing effective pricing, incentive, promotion and service programs;

•	ensuring product availability through effective planning and replenishment collaboration with retailers;

•	providing strong and effective marketing support; and

•	obtaining sufficient retail floor space and effective presentation of products at retail.

Increased competition in the worldwide apparel industry, including from international expansion of vertically-integrated specialty stores, from department stores, chain stores and mass channel retailers developing exclusive labels or expanding the brands they carry and from internet-based competitors, could reduce our sales and prices and adversely affect our business and financial condition.

The worldwide apparel industry has experienced price deflation, which has affected, and may continue to affect, our results of operations.

The worldwide apparel industry has experienced price deflation in recent years. The deflation is attributable to increased competition, increased product sourcing in lower cost countries, growth of the mass merchant channel of distribution, commoditization of the khaki market in the United States, changes in trade agreements and regulations and reduced relative spending on apparel and increased value-consciousness on the part of consumers reflecting, in part, general economic conditions. Downward pressure on prices has, and may continue to:

•	require us to introduce lower-priced products;

•	require us to reduce wholesale prices on existing products;

•	result in reduced gross margins;

•	increase retailer demands for allowances, incentives and other forms of economic support that could adversely affect our profitability; and

•	increase pressure on us to further reduce our production costs and our operating expenses.

Because of our high debt level, we may be less able to respond effectively to these developments than our competitors who have less financial leverage.

The success of our business depends upon our ability to offer innovative and upgraded products.

The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative and stylish products at a pace and intensity competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly and rapidly develop innovative products and update core products could:

•	limit our ability to differentiate, segment and price our products;

•	adversely affect retail and consumer acceptance of our products;

•	limit sales growth; and

•	leave us with a substantial amount of unsold inventory, which we may be forced to sell at distressed prices.

The importance of product innovation and market responsiveness in apparel requires us to continue to shorten the time it takes us to bring new products to market, strengthen our product development, internal research and commercialization capabilities, rely more on successful commercial relationships with third parties such as fiber, fabric and finishing providers and compete and negotiate effectively for new technologies and product components. The exposure of our business to changes in consumer preferences is heightened by our reliance on offshore manufacturers, as offshore outsourcing may increase lead times between production decisions and customer delivery. In addition, our focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and cause us to lose sales. For example, during the first nine months of 2004, we were unable to fulfill some customer orders in our U.S. business as a result of a convergence of increased demand, supply constraints, tight inventory management and our own operational challenges. Moreover, if we misjudge consumer preferences, our brand image may be impaired, and we may be required to dispose of a substantial amount of closeout or slow-moving products, which will have an adverse effect on our gross profit and earnings.

Increases in the price of raw materials or their reduced availability could increase our cost of sales and decrease our profitability.

The principal fabrics used in our business are cotton, synthetics, wools and blends. The prices we pay for these fabrics are dependent on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate significantly, depending on a variety of factors, including crop yields, weather, supply conditions, government regulation, economic climate and other unpredictable factors. Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. Moreover, any decrease in the availability of cotton could impair our ability to meet our production requirements in a timely manner.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import raw materials and finished garments into all of our operating regions. Substantially all of our import operations are subject to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries in which our products are manufactured or imported may from time to time impose additional new quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Caribbean Basin Initiative and the European Economic Area Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements have positive effects on trade liberalization by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union. In fact, some trade agreements can provide our competitors with an advantage over us, or increase our costs or contribute to price deflation, which could have an adverse effect on our business and financial condition.

In addition, the impending elimination of quotas on World Trade Organization member countries by 2005 is likely to result in increased competition from developing countries which historically have lower labor costs, including China. There may be competitors who can quickly create cost and sourcing advantages from these changes in trade arrangements, which could have an adverse effect on our business and financial condition.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes or increased U.S. or other country homeland security requirements. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Risks Relating to Our Business

Our net sales have declined in recent years, we remain highly leveraged and actions we have taken and may take to turn around our business may not be successful in the long term.

Our net sales have declined over the last seven fiscal years, including from $5.1 billion in 1999 to $4.1 billion in 2003, a decrease of 19.6%. Our market research indicates that during that period we experienced significant brand equity and market position erosion in many regions in which we operate. We cannot provide assurance that the strategic, operations and management changes we have taken in recent years, or additional cost reduction and other performance improvement actions we may take, will be successful, or that we can stabilize our business, grow our sales, improve our profitability and cash flow or reduce our debt. Our financial condition remains highly leveraged, reducing our operating flexibility and impairing our ability to respond to developments in the worldwide apparel industry as effectively as competitors that do not have comparable financial leverage.

We may be unable to maintain or increase our sales through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our Levi’s® and Dockers® products. We may be unable to increase sales of our products through these distribution channels, in part because these customers maintain substantial private label offerings, and seek to differentiate their brands and products from their competitors. In addition, other channels, including vertically integrated specialty stores and mass channel retailers, account for a large portion of sales in jeanswear and casual wear sales. Our lack of a substantial presence in the vertically integrated specialty store market, where companies such as Gap Inc. compete, weakens our ability to market to younger consumers.

In Europe, department stores and independent jeanswear retailers are our primary distribution channels. These customers have experienced challenges competing against vertically integrated specialty stores. Further success by vertically integrated specialty stores may adversely affect the sales of our products in Europe.

We also do not have a large portfolio of company-owned stores and internet distribution channels, unlike some of our competitors. Although we own a small number of stores located in selected major urban areas and we intend to increase our company-owned retail presence, we do not expect them to produce substantial unit volume or sales. As a result, we have as noted a small presence in the vertically-integrated specialty store arena, and we have less control than some of our competitors over the distribution and presentation at retail of our products, which could make it more difficult for us to implement our strategy.

Our mass channel initiative could erode our margins and our sales of our Levi’s® products.

In July 2003 we began selling a new casual clothing brand, the Levi Strauss Signature™ brand, in Wal-Mart Stores, Inc.’s Wal-Mart stores in the United States. The Levi Strauss Signature™ brand is also now available in Target Corporation’s Target stores in the United States, Kmart and other U.S. mass channel retailer and in mass channel retail stores in Europe and Asia. We anticipate that the products will be available in additional mass channel retail customers in the future. Although our research to date indicates that we have not experienced any substantial cannibalization of our Levi’s® brand, it is possible that sales of Levi Strauss Signature™ products through the mass channel may result in reduced sales of our other brands. In addition, although our research has not shown that this has occurred in the markets where we have introduced the brand, by offering a less expensive brand in the mass channel, it is possible that we may adversely affect the perception of our Levi’s® brand by both consumers who purchase our products and by our current customers who sell our products, which could result in an overall decrease in sales and margins. Finally, we may face demands from mass channel retailers for wholesale prices for our products that we believe we cannot offer on a sustained and profitable basis.

We depend on a group of key U.S. customers for a significant portion of our sales. A significant adverse change in a customer relationship or in a customer’s financial position could harm our business and financial condition.

Net sales to our ten largest customers, all of which are located in the United States, totaled approximately 46% and 43% of total net sales for the nine months ended August 29, 2004 and, for fiscal year 2003, respectively. One customer, J.C. Penney Company, Inc., accounted for approximately 10% and 11% of net sales for the nine months ended August 29, 2004 and, for fiscal year 2003, respectively. Moreover, we believe that consolidation in the retail industry has centralized purchasing decisions and given customers greater leverage over suppliers like us, and we expect this trend to continue. For example, Sears Roebuck and Co. (a Levi’s® brand and Dockers® brand customer) and Kmart Corporation (a Levi Strauss Signature™ brand customer) have announced plans to merge. If consolidation in the industry continues, our net sales and results of operations may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments with, one or more of our customers.

While we have long-standing customer relationships, we do not have long-term contracts with any of them, including J.C. Penney or Wal-Mart Stores, Inc. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. A decision by a major customer, whether motivated by competitive considerations, financial difficulties, economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition. In addition, during recent years, various retailers, including some of our customers, have experienced significant changes and difficulties, including consolidation of ownership, increased centralization of purchasing decisions, restructurings, bankruptcies and liquidations.

These and other financial problems of some of our retailers increase the risk of extending credit to these retailers. A significant adverse change in a customer relationship or in a customer’s financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could harm our business and financial condition.

Our revenues are dependent on sales of branded jeans products. If our sales of these products significantly decline, our market share and our results of operations will be adversely affected.

Our revenues are derived mostly from sales of branded jeans products. Our Levi’s® brand, which consists primarily of denim bottoms, generated approximately 69% and 70% of our total net sales for the nine months ended August 29, 2004 and in fiscal year 2003, respectively. For the nine months ended August 29, 2004, net sales of Levi’s® brand products accounted for approximately 55% of net sales in North America, approximately 88% of net sales in Europe and approximately 94% of net sales in Asia Pacific. In 2003, net sales of Levi’s® brand products accounted for approximately 58% of net sales in North America, approximately 90% of net sales in Europe and approximately 96% of net sales in Asia Pacific. Our relative percentage of our total net sales represented by jeans products increased following our entry in 2003 in the mass channel with our Levi Strauss Signature™ brand. Because of our dependence on branded jeans products, any significant decrease in our sales of these products could adversely affect our market share and harm our business and financial condition.

We rely on outsourced manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We have in recent years substantially increased our use of independent contract manufacturers and supply relationships in which the contractors purchase directly fabric and other raw materials and may supply design and development services. As a result, we depend on independent contract manufacturers to maintain adequate financial resources, to secure a sufficient supply of raw materials and to maintain sufficient development, and manufacturing capacity in an environment characterized by declining prices, continuing cost pressure and increased demands for product innovation and speed-to-market.

This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor’s failure to ship products to us in a timely manner or to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

We do not have material long-term contracts with any of our independent manufacturers and these manufacturers generally may unilaterally terminate their relationship with us at any time. In addition, the continuing shift in the apparel industry towards outsourcing has intensified competition for quality contractors, some of which have long-standing relationships with our competitors or who may have less volatility than us in their ordering patterns or less perceived risk in their ability to pay. Our financial condition or the financial condition of our suppliers may make it more difficult for our suppliers to obtain sufficient financing to support our requirements, particularly as we shift toward package production. To the extent we are not able to secure or maintain relationships with manufacturers that are able to fulfill our requirements, our business would be harmed.

We require contractors to meet our standards in terms of working conditions, environmental protection, security and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of independent apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

Our international operations expose us to political and economic risks.

We generated approximately 45% and 41% of our net sales outside the United States for the nine months ended August 29, 2004 and in fiscal year 2003, respectively, and a substantial amount of our products came from sources outside of the country of distribution. As a result, we are subject to the risks of doing business abroad, including:

•	currency fluctuations;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	less protective foreign laws relating to intellectual property;

•	political and economic instability; and

•	disruptions or delays in shipments.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. For 2003, the decrease in net sales was 1.3% compared to 2002 but would have decreased 5.8% on a constant currency basis. In addition, although we engage in hedging activities to manage our foreign currency exposures, our earnings may be subject to volatility since we are required to record in income the changes in the market values of our exposure management instruments that do not qualify for hedge accounting treatment. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations.

The success of our business depends on our ability to attract and retain qualified employees.

We need talented and experienced personnel in a number of areas including our core business activities. An inability to retain and attract qualified personnel or the loss of any of our current key executives could harm our business. Our ability to attract and retain qualified employees is adversely affected by the San Francisco location of our headquarters due to the high cost of living in the San Francisco area. Other factors that have affected, and may continue to affect, our ability to retain and attract employees include our recent financial performance; the disruption associated with our restructuring and cost reduction initiatives; our reliance on cash incentive compensation programs tied to our financial performance; concerns regarding financial reporting, litigation and other developments affecting our reputation; and concerns regarding our ability to achieve our business and financial objectives.

Our reorganization, cost reduction, management and related actions may disrupt our business, result in substantial restructuring charges and result in substantial management and employee reduction and turnover.

In 2004, we took a number of actions relating to our organization, management and cost structure, including:

•	At the beginning of the year, we retained Alvarez & Marsal, Inc. to work with our board of directors and leadership team in identifying additional actions to accelerate our turnaround.

•	We had three changes in our senior management team during the first four months of the year. In December 2003, we appointed James P. Fogarty, a managing director of Alvarez & Marsal, Inc., to serve as our chief financial officer. Under our agreement with Alvarez & Marsal, Inc., Mr. Fogarty will leave that position in February 2005. We are currently in the process of selecting a replacement for Mr. Fogarty. In February 2004, we appointed Paul Mason as the new president of our Europe business. In March 2004, we appointed John Anderson, the president of our Asia Pacific business, to also serve as leader of our global sourcing organization.

•	We explored the sale of our worldwide Dockers® casual clothing business and ultimately decided to keep the brand after an intensive five-month sale process that required considerable dedication of senior management time.

•	We closed our owned and operated manufacturing plant in Adelaide, Australia and our two sewing plants in Spain. These actions reflect our continuing transition from self-manufacturing to outsourced contract production.

•	We streamlined our organization by eliminating staff and open positions. The number of individuals employed by us decreased from approximately 12,300 as of November 30, 2003 to 9,456 as of August 29, 2004.

•	We are changing the business model for our Dockers® brand in Europe through establishing a smaller, more centrally-run business unit designed to take better advantage of the larger Levi Strauss Europe organization. The president of the Dockers® business in Europe, along with the leaders of the marketing and merchandising functions, left employment with us in December 2004.

•	We made changes in our global sourcing organization, including establishing its management team in Asia.

•	We made changes in our incentive compensation plans and in our pension plan and our post-retirement health benefits plans for U.S. employees to reduce the cost and cash requirements of those plans.

•	We suspended indefinitely installation of an enterprise resource planning system in the United States in the first quarter of 2004. In August 2004, we decided to implement a more limited enterprise resource planning system in our Asia Pacific region.

These changes and developments in our business processes, systems, organizations and management could result in business disruption and executional error as we transition to new processes and roles, increased employee turnover, adverse effects on employee morale and delays in modernizing our information systems and decision support capabilities. This in turn could harm our business and adversely affect our results of operations.

We have substantial liabilities and cash requirements associated with pension, postretirement health benefit and deferred compensation plans, and with our restructuring activities.

Our employee benefit and compensation plans and restructuring activities, together with taxes, have resulted in substantial liabilities on our balance sheet:

•	We maintain two plans providing postretirement benefits, principally health care, to substantially all our U.S. retirees and their qualified dependents. Our total postretirement medical benefits liability as of August 29, 2004 was $540.1 million.

•	We have several non-contributory defined benefit retirement plans covering substantially all of our employees. Our long-term pension liability as of August 29, 2004 was $245.9 million.

•	We have deferred compensation plans for certain employees, executives and outside directors. The portion of our other long-term employee related liabilities as of August 29, 2004 relating to these deferred compensation plans was $122.4 million.

•	We have taken a number of actions in recent years, including plant closures and organizational changes, that resulted in our taking restructuring charges. Our restructuring reserves as of August 29, 2004 were $67.5 million.

In addition, we do not have stock option, stock purchase or similar equity employee compensation programs. As a result, our incentive compensation programs rely on cash payments to plan participants.

These plans and activities have and will generate substantial cash requirements for us. For example, for the nine months ended August 29, 2004, we made net cash payments of approximately $131.0 million relating to our restructuring activities, postretirement health benefits plans and U.S. pension plans. For the twelve months ended August 2005, we expect to make net cash payments of approximately $97.0 million relating to restructuring activities, approximately $41.0 million under our postretirement health benefits plan and approximately $9.0 million as contributions to our U.S. pension plans.

We cannot provide assurance that participants in our deferred compensation plan will not seek distributions in response to concerns about our financial condition or liquidity.

In addition, future net periodic benefit costs for our pension and postretirement health care plans may be volatile and are dependent upon the future marketplace performance of plan assets; changes in actuarial assumptions regarding such factors as selection of a discount rate, the expected rate of return on plan assets and escalation of retiree health care costs; plan amendments affecting benefit payout levels; and profile changes in the beneficiary populations being valued.

These liabilities may impair our liquidity, have an unfavorable impact on our ability to obtain financing and place us at a competitive disadvantage compared to some of our competitors who do not have such liabilities and cash requirements.

Our outside auditors and we have identified reportable conditions and material weaknesses in our ability to identify and report timely and accurate financial information. If we fail to timely remedy these reportable conditions and material weaknesses, we may be unable to accurately report our financial results, detect fraud or comply with the requirements of Section 404 of the Sarbanes-Oxley Act and the trading price of the notes may suffer.

In October 2003, we announced that we were amending financial information previously included in our fiscal year 2001 financial statements and in press releases issued in September 2003 announcing our results for the third quarter of 2003. The announcement resulted from our recognition that we had made an accounting error in our financial reporting treatment of tax return errors made in 1998 and 1999 and our determination that, as a result, we needed to restate our fiscal year 2001 financial statements. We later determined that the adjustments to the 2001 statements would affect the financial statements for subsequent periods, and we decided it was appropriate to restate our 2002 and first and second quarter 2003 financial statements.

In December 2003 and June 2004, we received letters from our independent registered public accounting firm relating to this matter which identified reportable conditions and material weaknesses in our internal control systems and made certain recommendations. These reportable conditions and material weaknesses include inadequate internal controls to prevent and detect misstatements of accounting information and inadequate involvement of our global controller’s group, the corporate controller and the chief financial officer in the review and disclosure of tax information.

Although we have taken and continue to take actions to address the issues raised in our independent registered public accounting firm’s letters, our financial and tax personnel are currently subject to unusually heavy demands due to ongoing tax audits covering multiple years, significant cost-cutting and restructuring activities, difficult and evolving business conditions and intense internal and external scrutiny of our financial performance and reporting. Under these pressures, it is possible that we will experience breakdowns in our internal controls and procedures that could have an adverse impact on us, including our ability to prepare, analyze and publish our periodic results on a timely basis. Moreover, our independent registered public accounting firm will not determine whether we have remedied the reportable conditions and material weaknesses they identified until they complete their audit of our financial statements for our fiscal year ended November 28, 2004.

In addition, beginning with our annual report for the year ending November 27, 2005, Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require us to include an internal control report with our annual report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. Additionally, our independent registered public accounting firm will be required to issue reports on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting.

Achieving compliance with Section 404 within the prescribed period, and remedying the reportable conditions and material weaknesses we have identified and any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify, will require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy these deficiencies will effectively mitigate or remediate such deficiencies. In addition, we cannot assure you that we will be able to complete the work necessary for our management to issue its management report in a timely manner, or that we will be able to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively.

If we fail to timely remedy these deficiencies, we may be unable to accurately report our financial results, detect fraud or comply with the requirements of Section 404. As a result, investors could lose confidence in our reported financial information, which could have a negative impact on the trading price of the notes. In addition, we can give no assurance that our independent registered public accounting firm will agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Adverse outcomes resulting from examination of our income tax returns may affect our liquidity.

We have unresolved issues in our consolidated U.S. income tax returns for 19 years. Certain of these years are presently under examination by the Internal Revenue Service. We have not yet reached a full settlement with the Internal Revenue Service for these years and we cannot assure you that we will be able to reach a full settlement for these years on terms that are acceptable to us. In addition, our income tax returns for these or other years may be the subject of future examination by the Internal Revenue Service or other tax authorities. An adverse outcome resulting from any settlement or future examination may lead to an increase in our provision for income taxes on our income statement and adversely affect our liquidity. Our tax liabilities for prior years have generated and may continue to generate substantial cash needs for us. For example, in our August 29, 2004 Form 10-Q, we estimated that as of August 29, 2004, we expected to make approximately $164.0 million in cash payments in respect of taxes during the twelve months ending August 2005. This amount reflected our estimate at that time of the timing of payments related to tax and interest concerning certain tax issues related to prior years with various federal, state and foreign tax authorities. We made this estimate based on significant assumptions, including an assumption that the Internal Revenue Service would not successfully assess any penalties in respect of taxes for prior years. We are in the process of reviewing and updating our estimate of the amount of our expected cash tax payments, including, among other things, to reflect the payment of approximately $42.0 million in November 2004. Actual costs to resolve these open tax issues may be substantially different than our estimate.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a worldwide basis. We cannot assure that our efforts to establish and protect our trademark and other proprietary intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Moreover, we cannot assure that others will not assert rights in, or ownership of, our trademarks and other proprietary intellectual property or that we will be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we do in the United States and other countries.

We are the subject of putative class action litigation by holders of our debt securities.

As further described under “Part I—Item 3—Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended November 28, 2003 included as Annex A to this offering memorandum and “Part II—Item—1—Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarterly period ended August 29, 2004 included as Annex B to this offering memorandum, we are the subject of a putative class action lawsuit by holders of our debt securities in the Federal district court for the Northern District of California. This lawsuit alleges violations of the Federal securities laws based on allegedly false and misleading financial statements and other public statements issued by us. Although we intend to defend this lawsuit vigorously, we may be required to devote significant management and financial resources to the defense of these actions. An adverse outcome in this lawsuit could have a material adverse effect on our liquidity, financial condition and access to the capital markets.

Our approach to corporate governance may lead us to take actions that conflict with our creditors’ interests as holders of notes.

All of our common stock is owned by a voting trust described under “Principal Stockholders.” Four voting trustees have the exclusive ability to elect and remove directors, amend our by-laws and take other actions which would normally be within the power of stockholders of a Delaware corporation. Although the voting trust agreement gives the holders of two-thirds of the outstanding voting trust certificates the power to remove trustees and terminate the voting trust, three of the trustees, as a group based on their ownership of voting trust certificates, have the ability to block all efforts by the two-thirds of the holders of the voting trust certificates to remove a trustee or terminate the voting trust. In addition, the concentration of voting trust certificate ownership in a small group of holders, including these three trustees, gives this group the voting power to block stockholder action on matters for which the holders of the voting trust certificates are entitled to vote and direct the trustees under the voting trust agreement.

Our principal stockholders created the voting trust in part to ensure that we would continue to operate in a socially responsible manner while seeking the greatest long-term benefit for our stockholders, employees and other stakeholders and constituencies. We measure our success not only by growth in economic value, but also by our reputation, the quality of our constituency relationships and our commitment to social responsibility. As a result, we cannot assure that the voting trustees will cause us to be operated and managed in a manner that benefits the interests of the voting trustees or our principal equity holders will not diverge from our creditors.

Our annual financial statements for 1999 and 2000 have been restated and are unaudited.

Our summary financial information for 1999 and 2000 included in this offering memorandum is derived from our financial statements that are unaudited. Our original financial statements for 1999 and 2000 were audited by Arthur Andersen LLP, independent certified public accountants. These financial statements were subsequently restated by company management as a result of the 2001 reaudit by KPMG LLP, an independent registered public accounting firm, but were not reaudited by KPMG LLP. As a result, you have no effective remedy against any independent registered public accounting firm in connection with a material misstatement or omission in such financial information included in this offering memorandum or in the exchange offer registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: December 16, 2004	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller